Exhibit 99.1

For Additional Information, Contact Robert O. Bratton, Chief Financial Officer (704) 688-4473 or Jan H. Hollar, Director of Finance (704) 688-4467

FOR IMMEDIATE RELEASE

October 3, 2003

First Charter Bank Enters into Regulatory Agreement

Charlotte, North Carolina – First Charter Corporation (NASDAQ: FCTR) today announced that its wholly-owned subsidiary, First Charter Bank, a North Carolina state chartered bank (the “Bank”), entered into a written agreement with the Federal Reserve Bank of Richmond and the Office of the North Carolina Commissioner of Banks, the Bank’s primary federal and state regulatory agencies. The agreement arises out of previously disclosed regulatory examinations and requires the Bank to take appropriate actions to improve its programs and procedures for complying with the Currency and Foreign Transactions Reporting Act and the anti-money laundering provisions of Regulation H of the Board of Governors of the Federal Reserve System.

As it has previously disclosed, the Bank has taken substantial actions, and adopted and implemented a number of policies and procedures, to address the concerns of the regulatory agencies. Management does not believe that compliance with the agreement will have a material effect on First Charter’s financial condition, liquidity, capital resources or operations.

Lawrence M. Kimbrough, President and Chief Executive Officer of First Charter Corporation stated: “First Charter is committed to regulatory compliance. We appreciate the input of our regulators in furthering our common goal of assuring that we have in place state-of-the-art policies and controls. We will continue to work with our regulators to ensure that compliance.”

Mr. Kimbrough also stated: “During the last few months, under the guidance of the Board of Directors, we have taken substantial measures to address the concerns raised by our regulators, and those actions have been communicated to the regulators. We have and will continue to dedicate significant time and resources to addressing these items and expect to complete the actions required by the agreement in a timely manner. This is our highest priority.”

Corporate Profile

First Charter Corporation is a regional financial services company with assets of $4.0 billion and is the holding company for First Charter Bank. First Charter operates 53 financial centers, five insurance offices and 93 ATMs located in 17 counties throughout the piedmont and western half of North Carolina. First Charter also operates one mortgage origination office in Virginia. First Charter provides businesses and individuals with a broad range of financial services, including banking, financial planning, funds management, investments, insurance, mortgages and a full array of employee benefit programs. Additional information about First Charter can be found by visiting www.FirstCharter.com or by calling 1-800-601-8471. First Charter’s common stock is traded under the symbol “FCTR” on the NASDAQ National Market.

Forward Looking Statements

This news release contains forward looking statements with respect to the financial conditions and results of operations of First Charter Corporation. These forward looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward looking statements include, among others, the following possibilities: (1) failure to satisfy the requirements of the agreement or the inability to address the deficiencies referred to therein; and (2) regulatory compliance cost increases are greater than expected. For further information and other factors which could affect the accuracy of forward looking statements, please see First Charter’s reports filed with the SEC pursuant to the Securities Exchange Act of 1934 which are available at the SEC’s website (www.sec.gov) or at First Charter’s website (www.FirstCharter.com). Readers are cautioned not to place undue reliance on these forward looking statements, which reflect management’s judgments only as of the date hereof. The company undertakes no obligation to publicly revise those forward looking statements to reflect events and circumstances that arise after the date hereof.